EXHIBIT 99

Monroe Bank & Trust Announces Branch Changes

Monroe, MI – Monroe Bank & Trust (MBT) announced today an efficiency initiative that will result in the closure of 3 branch office locations. The closed locations include South Monroe, Dundee East, and Bedford. Additionally, while the Eureka & 5th location in Wyandotte will continue to serve as MBT’s Downriver headquarters, retail services will be provided at other area branch locations. This office will continue to house lending, Wealth Management, senior leadership and support staff. The moves are part of MBT’s efforts to keep pace with changes in the banking industry, and remain competitive in the marketplace, while continuing the high level of service our customers and communities are accustomed to.

The bank has seen steadily improving profitability since the recent recession, which hit the state of Michigan particularly hard. The company has been making substantial investments in technology and has seen customers’ banking habits changing significantly. Deposit and loan activity have grown in recent years. However, a majority of the bank’s customers now utilize service delivery channels and products outside the traditional teller transaction model and branch traffic has decreased accordingly. “We see the changes that are happening in our industry, and while branch networks are being impacted for many banks, we’re committed to offering our clients an array of products and services that will meet everyone’s needs,” said Julian Broggio, Director of Marketing. New service delivery channels such as online and mobile banking have added convenience, and customers have taken advantage of these innovative services. Notably, the usage of mobile banking apps among MBT customers has changed substantially, with a 50% increase over the last year.

MBT President and CEO H. Douglas Chaffin stated, “Our growth and profitability have been improving. However, it’s important that we make the necessary changes in order for us to adapt, in an industry where clients’ needs and behaviors continue also to adapt to today’s environment.” Chaffin added, “We’re making changes to position ourselves for future growth. Although we are not currently in talks with other institutions, we intend to continue growing both organically and through opportunistic acquisitions where we see a good fit in terms of our values, culture and markets.”

The MBT customers who are affected by these closures will be notified of the changes by letter and through additional outreach by our staff.

The closed locations will continue to offer ATM service. Monroe Bank & Trust will maintain a solid network of 20 branches throughout Plymouth, Northville, Downriver and as far south as the Ohio border with offices in Monroe, Wayne and Lenawee counties. Additionally, MBT offers ATM service at 41 locations throughout Southeast Michigan.

Forward-looking statements

Certain statements contained in this current report on Form 8-K that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements including, among others, any failure to achieve future cost savings and to complete the planned activities without incurring additional expenses. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About the Company

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan.  With about $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach.  MBT employee volunteers contribute approximately 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA and MEDC lending partner.  MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan.  The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets.  With offices and ATMs in Monroe, Lenawee and Wayne counties, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

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For more information, contact:

Julian Broggio

Vice President, Director of Marketing

(734) 240-2341

julian.broggio@mbandt.com